EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Fresh Start Private Holdings, Inc.
(an exploration stage company)

We consent to the use in the 10K of Fresh Start Private Holdings, Inc. (an exploration stage company) of our Auditors' Report dated March 29, 2011 on the balance sheet of River Exploration, Inc. (an exploration stage company) as at November 30, 2010 and 2009, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended November 30, 2010 and 2009 and the period from incorporation November 1, 2006 to November 30, 2010.

MACKAY LLP
CHARTERED ACCOUNTANTS

\s\ MacKay LLP
Vancouver, British Columbia Canada
October 15, 2011